Exhibit 99.1

Meda Aktiebolag (publ)
Att: The Board of Directors
Box 906
SE-170 09 Solna
Sweden

The Board of Directors :

We hereby consent to the inclusion of our opinion letter, dated February 10, 2016, to the Board of Directors of Meda Aktiebolag (publ) (“Meda”) as Appendix I to, and reference thereto under the headings “SUMMARY OF THE OFFER—Opinion of Meda’s Financial Advisor” and “BACKGROUND AND REASONS FOR THE OFFER—Opinion of Meda’s Financial Advisor” in, the prospectus relating to the proposed acquisition of Meda by Mylan N.V. (“Mylan”), which prospectus forms a part of the Registration Statement on Form S-4 of Mylan (as amended from time to time, the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Stockholm, April 11, 2016

/s/ SEB Corporate Finance, Skandinaviska Enskilda Banken AB (Publ)

SEB Corporate Finance, Skandinaviska Enskilda Banken AB (Publ)